Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of our report dated April 15, 2015, relating to the consolidated financial statements of Ominto, Inc. (f/k/a Dubli, Inc.) and subsidiaries, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Mayer Hoffman McCann P.C.

Boca Raton, Florida

September 17, 2015